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[LOGO]                                                            Exhibit 10.46


                                  June 1, 1998




Mr. David J. Cade
Lithium Technology Corporation
5115 Campus Drive
Plymouth Meeting, Pennsylvania 19462

Dear Mr. Cade:

     Reference is made to your employment agreement dated July 24, 1996, as amended and extended (the "Employment Agreement"), with Lithium Technology Corporation (the "Company") and your several stock option agreements with the Company.

     This shall confirm that the Employment Agreement is extended as of May 1, 1998 for two years on the same terms as set forth in the Employment Agreement except as set forth herein, and your stock option agreements are hereby amended as follows:

     (i) The granting of new stock options to you during the two years commencing May 1, 1998 will be subject to negotiations between the Company and you.

     (ii) Your salary shall be at the rate of $155,000 per year commencing as of May 1, 1998.

     (iii) For calendar year 1998 you will be awarded a bonus of $31,000 payable in one lump sum upon satisfaction of both of the following:

           (a) The closing on or before November 13, 1998 of the sale of the Company's convertible preferred stock with gross proceeds to the Company of $20,000,000 or more; and

           (b) execution and delivery on or before December 1, 1998 of the definitive joint venture agreement by and between the Company and Elite Material Co. Ltd., or the acceptance on or before December 1, 1998 of at least 200 (8Ah/12V) pre-production battery packs by an original equipment manufacturer.

     (iv) In the event of a Change in Control (as defined in your stock option agreements) with respect to the Company (after the date hereof and including, without limitation, a Change in Control resulting from the Lithium Link $5,500,000 Convertible Notes and/or the R&R Capital Convertible Preferred Stock transaction) followed by the termination of your employment with the Company resulting from either your resignation or the Company's termination of your employment without cause (specifically excluding your death, disability, or termination by the Company for cause), you will be paid the following: (a) if such termination occurs before July 23, 1999, then you will be paid your salary as in effect on such termination date (but not less than at the rate of $155,000 per year) payable in accordance with the Company's payroll practice
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effect as of such termination; or (b) if such termination occurs on or after
July 23, 1999, then you will be paid one year's salary at the rate in effect as of such termination (but not less than the rate of $155,000 per year) in one lump sum within 90 days after such termination.

     (v) (a) If your employment by or association with the Company or its direct or indirect subsidiaries terminates for any reason other than "for cause" as defined in Paragraph 5(a) of your Employment Agreement, all currently (i.e. at the time of such termination) exercisable installments of your options (without regard to when granted or to which of your stock option agreements otherwise governs) shall be exercisable for a period of sixty (60) months from the date of termination and, to the extent not exercised, shall terminate at the end of such 60-month period. All other installments of your options shall immediately and automatically terminate upon such termination of your employment or association with the Company.

         (b) If your employment by or association with the Company or its direct or indirect subsidiaries terminates by virtue of a termination for cause as defined in Paragraph 5(a) of your Employment Agreement, the Company's Stock Incentive Plan Committee (the "Committee") shall have the continuing option to continue or terminate the options, whether vested or not, in the Committee's sole discretion, without prior notice to you; provided, however, that you (if permitted by the Committee) must exercise the options for all remaining shares within three (3) months after the date you ceased to be an employee of or associated with the Company. To the extent the options are not exercised within said three (3) month period, the options shall terminate. If you are not employed pursuant to an employment agreement or consulting agreement as of the date of such termination, cause shall mean the substantial breach or continuous neglect by you of your employment obligations, or willful misconduct by you in the performance of such obligations which occurs or persists after notice and an opportunity to cure.

     (vi) If you are unable to continue your employment or association with the Company as a result of your disability (as such condition is defined in the Company's Stock Incentive Plan) you may, but only within thirty-six (36) months from the date of disability, exercise such portion of the options which have vested to the extent you were entitled to exercise it at the date of such disability, and such portion of the options which you were not entitled to exercise at the date of such disability shall terminate as of the date of such disability. If you do not exercise such portion of the options which have vested and which you were entitled to exercise within the 36 months specified, these options


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shall terminate at the end of such 36-month period. Notwithstanding the above, with respect to Incentive Stock Options, the time period for exercising Incentive Stock Options in the case of disability shall be (60) sixty months from the date of such disability.

     (vii) In the event of your death during the term of the options and while an employee or consultant of the Company and having been employed continuously as an employee or consultant since the date of grant of the options, the options may be exercised, at any time within thirty-six (36) months following the date of death, by your estate or by a person who acquired the right to exercise the options by bequest or inheritance but only to the extent of the right to exercise that had accrued at the date of death. If your estate or a person who acquired the right to exercise the options by bequest or inheritance does not exercise such portion of your options which have vested and which you were entitled to exercise in the time specified herein, the options shall terminate at the end of such 36-month period. Notwithstanding the above, with respect to Incentive Stock Options, the time period for exercising Incentive Stock Options in the case of death shall be sixty (60) months from date of death.

     This letter also confirms, in summary, you outstanding options as follows:

                         Exercisable    @ $0.58 = 355,981
                         Exercisable    @ $1.00 =  79,001
                         Future Vesting @ $1.00 = 237,000
                                  Total         = 671,982

     By signing below, you agree to and accept the two-year extension ending on July 23, 2000. The terms of your Employment Agreement and stock option agreements are hereby ratified, approved, and confirmed except as modified herein.

                                                  Very truly yours,

                                                  /s/ THOMAS R. THOMSEN
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                                                  Thomas R. Thomsen, Chairman &
                                                  Chief Executive Officer

Accepted and agreed to:

/s/ DAVID J. CADE
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David J. Cade



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